Exhibit 99.1

Rambus and Samsung Electronics Extend Comprehensive Agreement

Ten-year agreement enables deep collaboration on products and broad access to Rambus innovations

SAN JOSE, Calif. – Oct. 31, 2022 – Rambus Inc. (NASDAQ: RMBS), a premier chip and silicon IP provider making data faster and safer, today announced it has extended its comprehensive patent license agreement with Samsung Electronics, a world leader in advanced semiconductor technology, for an additional ten years. The extension substantially maintains the existing financial terms and provides Samsung with broad access to the full Rambus patent portfolio through late 2033. Other terms and details are confidential.

“Samsung has been a trusted partner for many years, and we are very pleased to extend our strategic relationship,” said Luc Seraphin, president and chief executive officer of Rambus. “This extension enables deeper collaboration to deliver even greater value to the industry, and we are excited to continue working with such an innovative industry leader.”

About Rambus Inc.

Rambus is a provider of industry-leading chips and silicon IP making data faster and safer. With over 30 years of advanced semiconductor experience, we are a pioneer in high-performance memory subsystems that solve the bottleneck between memory and processing for data-intensive systems. Whether in the cloud, at the edge or in your hand, real-time and immersive applications depend on data throughput and integrity. Rambus products and innovations deliver the increased bandwidth, capacity and security required to meet the world’s data needs and drive ever-greater end-user experiences. For more information, visit rambus.com.

Source: Rambus Inc.

Contact:

Nicole Noutsios

Rambus Investor Relations

(510) 315-1003

rambus@nmnadvisors.com